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                                                                    Exhibit 99.1
                                                                    NEWS RELEASE

(CENTURY ALUMINUM LOGO)

CENTURY ANNOUNCES $150 MILLION PROPOSED PRIVATE PLACEMENT OF CONVERTIBLE NOTES

      MONTEREY, CA, AUGUST JULY 29, 2004 - Century Aluminum Company (NASDAQ:
CENX) announced today that it intends to sell, subject to market and other conditions, $150 million of its convertible senior notes due 2024 ("Notes") through a private placement exempt from the registration requirements of the Securities Act of 1933, as amended ("Securities Act"). Century intends to grant to the initial purchasers of the Notes a 30-day option to purchase up to an additional $25 million of Notes.

      The Notes will be senior unsecured obligations of Century, and will be convertible at a fixed conversion rate into cash or a combination of cash and Century common stock. In general, upon conversion of a Note, the holder of such Note shall receive cash equal to the principal amount of the Note and, at Century's election, either cash, Century common stock, or a combination thereof, for the Note's conversion value in excess of such principal amount, if any. The conversion rate, interest rate and other terms will be determined upon pricing of the Notes.

      Century intends to use the net proceeds from the sale of the Notes, together with proceeds from a future private placement of senior unsecured debt, to fund a planned tender offer and consent solicitation for any or all of its outstanding 11-3/4% senior secured first mortgage notes and for general corporate purposes, which could include acquisitions and a planned expansion of the Company's Nordural facility. The sale of the Notes will be not conditioned upon Century's completion of the tender offer and consent solicitation.

      The Notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The Notes and the underlying Century common stock that may be issued upon conversion of the Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act.

      ABOUT CENTURY

      Century is a leading U.S.-based primary aluminum producer with 615,000 metric-tons-per-year ("mtpy") of primary aluminum production capacity. Century owns and operates a 244,000-mtpy primary aluminum reduction facility at Hawesville, KY, a 170,000-mtpy facility in Ravenswood, WV and a 90,000-mtpy facility in Grundartangi, Iceland. Century also owns a 49.67-percent interest in
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a 222,000-mtpy facility in Mt. Holly, SC. Alcoa Inc. owns the remainder and is the operator of the facility. Century's corporate offices are located in Monterey, CA.

      FORWARD LOOKING STATEMENTS

      This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. Century has based its forward-looking statements on current expectations and projections about the future, however these statements are subject to risks, uncertainties and assumptions, any of which could cause Century's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in Century's filings with the Securities and Exchange Commission. Century does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

      CONTACT: Century Aluminum Company
               A. T. Posti, 831-642-9364




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